ALLIANZGI MANAGED ACCOUNTS TRUST

(Formerly, Allianz Global Investors Managed Accounts Trust)

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED BY-LAWS

The undersigned, being at least a majority of the Trustees of AllianzGI Managed Accounts Trust (formerly, Allianz Global Investors Managed Accounts Trust) (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Amended and Restated By-Laws (the “By-Laws”) as follows:

1.	The By-Laws are hereby amended to reflect the change in name of the Trust to “PIMCO Managed Accounts Trust”.

The foregoing amendment shall be effective as of the close of business on the 5th day of September, 2014.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 4th day of September, 2014.

/s/ Bradford K. Gallagher	/s/ James A. Jacobson
Bradford K. Gallagher	James A. Jacobson

/s/ Hans W. Kertess	/s/ John C. Maney
Hans W. Kertess	John C. Maney

/s/ William B. Ogden, IV	/s/ Alan Rappaport
William B. Ogden, IV	Alan Rappaport

/s/ Deborah A. DeCotis
Deborah A. DeCotis